Exhibit 99.1

                          NGP Capital Resources Company
                Realizes Gain from Portfolio Company Transaction

Houston (PR NEWSWIRE) - August 7, 2008 - NGP Capital  Resources Company (NASDAQ:
NGPC) today announced the full realization of its investments in Rubicon Energy Partners, LLC ("Rubicon").

On August 7, 2008, an undisclosed buyer completed the acquisition of the assets of Rubicon for $121.9 million. Concurrent with the sale, Rubicon repaid its Senior Subordinated Secured Multiple-Advance Term Loan (the "Term Loan") in full. Subsequent to repayment of other debt and obligations, NGPC will receive its share of proceeds from the sale by virtue of its ownership interest in Rubicon. Rubicon was an independent oil and gas producer formed in August 2006 by Gary Sargent, Stephen Baker and NGPC to acquire and develop oil and gas properties in the Permian Basin, North Texas, and Oklahoma.

After retirement of the $5 million Term Loan and other obligations, the distribution of sale proceeds is expected to generate gross proceeds of approximately $18 million for NGPC and is expected to result in a pre-tax realized capital gain of approximately $14 million. The Company currently estimates that it will incur a tax liability related to the sale of approximately $3 million. Unrealized appreciation of $8 million had previously been recognized for NGPC's ownership interest in Rubicon. The results of the realization will be recognized in the 3rd quarter of this year.

John Homier, President and Chief Executive Officer of NGPC, commented, "Our investment in Rubicon is another example of the successful relationships that NGPC is forging in the marketplace. We at NGPC have certainly enjoyed working with Gary and Steve to build Rubicon and we congratulate them on their exemplary execution of the business plan."

Since NGPC's IPO in November 2004, it has received over $289 million from the full or partial sale of investments in portfolio companies. Following the Rubicon transaction and additional funding on other investments, NGPC has committed and made available approximately $379 million to seventeen portfolio companies, of which approximately $315 million is currently outstanding.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio is principally invested in energy related private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured and mezzanine loans in furtherance of its business plan and in some instances receives equity investments in portfolio companies in connection with such investments. NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management, L.L.C. NGP Energy Capital Management, L.L.C., based in Irving, Texas, is a leading investment firm with $9.3 billion of cumulative capital under management since inception, serving all sectors of the energy industry.

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This press release may contain forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings and the receipt of proceeds therefrom, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC").

We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks and charges and expenses of the Company carefully before investing. Such information and other information about the Company is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov. Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT: Please send investment proposals to: NGP Capital Resources Company, John Homier (jhomier@ngpcrc.com), Kelly Plato (kplato@ngpcrc.com), or Dan Schockling (dschockling@ngpcrc.com), 713-752-0062.

INVESTOR RELATIONS CONTACT:
Steve Gardner (investor_relations@ngpcrc.com), 713-752-0062.